FOR IMMEDIATE RELEASE

Duff & Phelps Acquires Dynamic Credit Partners’ U.S. Consulting Business and June Consulting Group

Addition of 22 Professionals Expands Complex Valuation Capabilities and Legal Management Services

NEW YORK, New York, Date - Duff & Phelps Corporation (NYSE: DUF), a leading independent financial advisory and investment banking firm, today announced that it has acquired Dynamic Credit Partners’ U.S. consulting business, a New York-based provider of valuation services for complex financial instruments, and June Consulting Group, a Houston-based advisor to corporate legal departments on technical and operational issues. The transactions, terms of which were not disclosed, accelerate growth initiatives in Duff & Phelps’ Corporate Finance Consulting and Legal Management Consulting practices.

“Both Dynamic Credit Partners’ U.S. consulting business and June Consulting Group are valued by their clients for unmatched technical know-how and efficient solutions to complex issues,” said Noah Gottdiener, chief executive officer of Duff & Phelps. “Integrating these two like-minded firms into the Duff & Phelps culture and service platform expands our footprint in key markets. These strategic investments also fall in line with our commitment to deploying capital for growth.”

Dynamic Credit Partners’ U.S. consulting business leverages proprietary analytic applications to value complex securities, including mortgage backed securities, a variety of CDOs and other derivative instruments. Founded in 2003, the firm is led by Jim Finkel and works with some of the largest international hedge funds, pension funds, banks, insurers, rating agencies and law firms. The acquisition adds 10 client service professionals to Duff & Phelps’ Corporate Finance Consulting practice. Finkel joins Duff & Phelps’ New York office as a managing director and leader of the firm’s Financial Engineering practice.

June Consulting Group advises in-house counsel at many Fortune 500 companies and other organizations to optimize legal operations, risk mitigation programs and technology systems, including eBilling. Founded in 2006 by Louann Barnett, the firm gained recognition as a woman-owned firm certified by the Women's Business Enterprise National Council. The acquisition adds 12 client service professionals to Duff & Phelps’ Legal Management Consulting practice. Barnett joins Duff & Phelps as a managing director in the Houston office.

FOR IMMEDIATE RELEASE

About Duff & Phelps
As a leading global independent provider of financial advisory and investment banking services, Duff & Phelps delivers trusted advice to our clients principally in the areas of valuation, transactions, financial restructuring, dispute and taxation. Our world class capabilities and resources, combined with an agile and responsive delivery, distinguish our clients' experience in working with us. With offices in North America, Europe and Asia, Duff & Phelps is committed to fulfilling its mission to protect, recover and maximize value for its clients. Investment banking services in the United States are provided by Duff & Phelps Securities, LLC. Investment banking services in the United Kingdom and Germany are provided by Duff & Phelps Securities Ltd. Duff & Phelps Securities Ltd. is authorized and regulated by the Financial Services Authority. Investment banking services in France are provided by Duff & Phelps SAS. For more information, visit www.duffandphelps.com. (NYSE: DUF)

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